Press Release

Cowen Announces Fourth Quarter and Full Year 2017 Financial Results

New York, NY - February 15, 2018 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full year ended December 31, 2017.
Operating Highlights

•
Investment banking revenue of $223.6 million on a GAAP and economic income basis in 2017, increased 68% year over year and was led by strong performance in equity financings. In addition, we made important strides towards improving revenue diversification in both product and sector. Advisory revenue of $41.8 million represented a 56% year over year increase.

•	Annual brokerage revenue of $293.6 million and $312.8 million on a GAAP and economic income basis, respectively, represented a three-fold increase since 2012.

•	In November 2017 the investment management division successfully launched a private healthcare strategy, an internally developed capability that leverages Cowen's longstanding strength in healthcare.

•	As of January 1, 2018, assets under management were $11.0 billion. The $0.5 billion increase from January 1, 2017 was primarily due to subscriptions in private funds and real estate.

•	On an economic income basis, the compensation to revenue ratio declined to 58% from 64% due to a shift in business mix as a result of the Convergex acquisition.

•
Book value per share was $21.82 as of December 31, 2017, compared to $25.11 as of December 31, 2016. Tangible book value per share was $18.77 as of December 31, 2017 compared to $21.88 as of December 31, 2016. The per share decline is primarily due to a reduction in the value of our net deferred tax assets and shares issued in conjunction with the Convergex acquisition.

•
In December 2017, the Company completed a full repurchase of its 8.25% senior notes due 2021 and repurchased a significant portion of its 3% convertible senior notes due 2019 and replaced them with 7.35% senior notes due 2027 and 3% convertible senior notes due 2022.

•
On February 13th Cowen's Board of Directors approved a $23.6 million increase in the Company's share repurchase program. With this increase, the total amount available for repurchase under the program is $25.0 million.

Financial Highlights

(Dollar amounts in millions, except per share information)	Three Months Ended					Twelve Months Ended
	Dec. 31,			Sept. 30,		Dec. 31,
	2017	2016	%	2017	%	2017	2016	%

GAAP:
Revenue	$204.5	$122.3	67%	$178.8	14%	$658.8	$471.6	40%
Net income (loss) attributable to Cowen common stockholders	$(77.7)	$(3.6)	NM	$3.0	NM	$(67.7)	$(26.1)	NM
Earnings (loss) per share (diluted)	$(2.51)	$(0.13)	NM	$0.09	NM	$(2.29)	$(0.97)	NM

Economic Income (non-GAAP):
Economic income revenue	$183.0	$128.1	43%	$182.6	—%	$666.2	$467.6	42%
Economic income (loss) attributable to Cowen	$(9.4)	$(12.9)	(27)%	$8.3	NM	$15.8	$(28.7)	NM
Economic income per share (diluted)	$(0.30)	$(0.48)	NM	$0.26	NM	$0.54	$(1.07)	NM

Note: Amounts may not add due to rounding. NM indicates not meaningful. A reconciliation of economic income (loss) to net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

GAAP

•	For the year, revenue rose 39.7% to $658.8 million. For the quarter, revenue was $204.5 million compared to $122.3 million in the prior year period.

•
Net loss attributable to common stockholders was $67.7 million, or $(2.29) per diluted common share in 2017, and compared to a net loss of $26.1 million, or $(0.97) per diluted common share, in 2016. For the quarter, we reported a net loss of $77.7 million or $(2.51) per diluted common share.

•	Our GAAP results were adversely impacted by certain one-time charges in the fourth quarter:

–	Reduction in the value of net deferred tax assets of $46.6 million, a non-cash charge, as a result of a re-measurement of our deferred tax asset resulting from the Tax Cuts and Jobs Act of 2017.

–
Certain other amounts related to debt of $14.7 million are related to the redemption of our 8.25% senior notes due 2021 and partial redemption of 3% convertible notes due 2019 plus certain other costs related to our newly issued debt.

–	Transaction-related and other costs of $16.0 million.
Economic Income (Non-GAAP)

•	In 2017 revenue was $666.2 million, a 42% increase from the prior year. For the quarter, revenue increased $54.9 million to $183.0 million compared to $128.1 million in the fourth quarter of 2016.

•	Economic income of $15.8 million, or $0.54 per diluted share, was a $44.6 million improvement from 2016. For the quarter, we incurred a loss $9.4 million or $(0.30) per diluted share.

•
Excluding additional one-time costs associated with severance and our CEO transition, economic income was $23.0 million or $0.78 per diluted share for the full year 2017 and a loss of $3.5 million or $(0.11) per diluted share in the fourth quarter 2017.

Jeffrey M. Solomon Chief Executive Officer of Cowen said, "A primary goal of 2017 was to take definitive steps to make the firm more sustainable over the long term. We completed a transformative acquisition that positions us well for the new post-MiFID II environment. We experienced positive returns on prior operating investments in certain areas and made meaningful progress in our multi-year goal of diversifying our revenue streams. We are working on integration, cost containment, improved capital allocation and other initiatives in order to improve our return on equity in 2018 and beyond."

GAAP Financial Review

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Twelve Months Ended
	Dec. 31,			Sept. 30,		Dec. 31,
	2017	2016	%	2017	%	2017	2016	%

Revenue	$204.5	$122.3	67%	$178.8	14%	$658.8	$471.6	40%
Net income (loss) attributable to Cowen	$(76.0)	$(1.9)	NM	$4.7	NM	$(60.9)	$(19.3)	NM
Preferred stock dividends	$1.7	$1.7	—%	$1.7	—%	$6.8	$6.8	—%
Net income (loss) attributable to Cowen common stockholders	$(77.7)	$(3.6)	NM	$3.0	NM	$(67.7)	$(26.1)	NM

Earnings (loss) per share (diluted)	$(2.51)	$(0.13)	NM	$0.09	NM	$(2.29)	$(0.97)	NM

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Full Year Commentary

Revenue was $658.8 million, a 39.7% increase from $471.6 million in the prior year. The increase was primarily due to the acquisition of Convergex in June 2017 and strong performance in investment banking.

Employee compensation and benefits expense increased $94.0 million from the prior year to $404.1 million. The increase was primarily due to a $187.2 million increase in revenue and a $61.7 million increase in other income

(loss), which resulted in a higher compensation and benefits accrual, and increased headcount from the Convergex acquisition.

Interest and dividend expense increased $31.6 million year over year to $60.9 million. This was primarily attributable to securities finance activities during the second half of the year from the June 2017 acquisition of Convergex, an increase in the number of investments sold short and an increase in margin balances during 2017 as compared to 2016.

Reinsurance-related expense was $30.5 million, a $0.6 million increase from the year ago period. This increase was predominantly due to higher than expected claims that resulted from severe weather events in the US in the third and fourth quarters of 2017.

Operating, general, administrative and other expenses increased $71.6 million year over year to $227.7 million. The increase is primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, legal and other professional fees and increased occupancy costs, which are mostly related to the acquisition of Convergex during June 2017.

Depreciation and amortization expenses were $13.1 million compared to $12.7 million in 2016. The increase was primarily related to an increase in tangible and intangible assets related to recent acquisitions.

Restructuring costs were $8.8 million in 2017. In conjunction with the integration of the acquired businesses of Convergex, the Company evaluated the combined broker-dealer businesses and operations and incurred integration and restructuring costs which primarily related to exit and disposal costs, discontinuation of redundant technology services and severance costs.

Other income increased $61.7 million to $105.8 million from $44.1 million in the prior year. The increase primarily related to an increase in performance of the Company's own invested capital and the bargain purchase gain related to the acquisition of Convergex during June 2017 partially offset by costs associated with extinguishing debt.

Income tax expense was $44.1 million compared to an income tax benefit of $19.1 million in the prior year. This change was primarily attributable to the re-measurement of our deferred tax assets based on the lower corporate federal rate under The Tax Cuts and Jobs Act, enacted on December 22, 2017, and operating results.

Income (loss) attributable to redeemable non-controlling interests increased $16.9 million to $23.8 million from the prior year. The increase was primarily the result of losses incurred by one of our consolidated funds in the prior year.

Fourth Quarter Commentary

Revenue was $204.5 million compared to $122.3 million in the fourth quarter of 2016. The increase was primarily due to the acquisition of Convergex in June 2017 and strong performance in investment banking.

Employee compensation and benefits expense increased $29.3 million from the prior year period to $122.0 million. The increase was primarily due to $82.2 million higher revenue, partially offset by a $46.4 million decline in other income (loss), which resulted in a higher compensation and benefits accrual, and increased headcount from the Convergex acquisition.

Interest and dividend expense was $22.8 million compared to $7.4 million in the prior year period. This was primarily attributable to securities finance activities during the second half of the year from the June 2017 acquisition of Convergex, an increase in the number of investments sold short and an increase in margin balances during 2017 as compared to 2016.

Reinsurance-related expense of $9.9 million increased $0.9 million from the year ago period. This increase was predominantly due to higher than expected claims that resulted from severe weather events in the US in the third and fourth quarters of 2017.

Operating, general, administrative and other expenses increased $31.3 million year over year to $71.7 million. The increase was primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, legal and other professional fees and increased occupancy costs, which were mostly related to the acquisition of Convergex in June 2017.

Depreciation and amortization expenses of $3.5 million increased $0.4 million from the prior year period. The increase was primarily related to an increase in tangible and intangible assets related to recent acquisitions.

Other income was a loss of $18.5 million compared to income of $27.9 million in the prior year period. The decrease was primarily related to a decrease in net gains (losses) on investments and loss on debt extinguishment and costs associated with extinguishing debt.

Income tax expense was $40.6 million compared to an income tax benefit of $12.5 million in the prior year quarter. This change was primarily attributable to the re-measurement of our deferred tax assets based on the lower corporate federal rate under The Tax Cuts and Jobs Act, enacted on December 22, 2017, and operating results.

Income (loss) attributable to redeemable non-controlling interests decreased by $21.0 million to $11.6 million from the prior year period. The decrease was primarily the result of gains incurred by one of our consolidated funds in the prior year period.

Taxes

The Tax Cuts and Jobs Act, enacted on December 22, 2017, will have a significant impact on the federal tax code, including a corporate federal rate reduction from 35% to 21% effective in 2018. As a result of the new tax law, we were required to re-measure our deferred tax assets based on this lower enacted rate, resulting in the recognition of a tax charge of $46.6 million in the fourth quarter of 2017. In addition, while the corporate alternative minimum tax is repealed, certain corporate tax deductions are repealed or amended. For example, corporate tax deductions for public company executive compensation in excess of $1 million will no longer be allowed. Also, the new tax law provides additional limitations on the deductibility of interest expenses.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	Dec. 31,	Dec. 31,
	2017	2016

Cowen Inc. stockholders' equity	$748.0	$772.7
Common equity (CE)	$646.7	$671.3
Tangible common equity (TCE)	$556.1	$584.9

Book value per share (CE/CSO)	$21.82	$25.11
Tangible book value per share (TCE/CSO)	$18.77	$21.88

Common shares outstanding (CSO)	29.6	26.7

Reconciliation of GAAP Cowen Inc. stockholders' equity to tangible common equity:

Cowen Inc. stockholders' equity	$748.0	$772.7
Less:
Preferred stock	101.3	101.3
Common equity (CE)	$646.7	$671.3

Less:
Goodwill & intangibles	90.6	86.4
Tangible common equity (TCE)	$556.1	$584.9

Note: Amounts may not add due to rounding.

During the fourth quarter 2017, the Company completed a public offering of 7.35% senior notes due 2027 for aggregate proceeds of $138 million and redeemed its outstanding $63.25 million 8.25% senior notes due 2021 for a total redemption price of $68.4 million.

In addition the Company completed an offering of 3% convertible senior notes due 2022 for aggregate proceeds of $135 million and partially redeemed its outstanding 3% convertible senior notes due 2019 for a total redemption price of $118.9 million.

In aggregate, after redemption and fees, net proceeds to the company were $58.9 million.

Share Repurchase Program

In the fourth quarter 2017, the Company repurchased $19.5 million of its common stock or approximately 1.4 million shares under the Company's existing share repurchase program. These were the only share repurchases for the year ended December 31, 2017.

Outside the share repurchase program, in the fourth quarter 2017, the Company acquired approximately $456,000 of shares as a result of net share settlement relating to the vesting of equity awards, or approximately 31,000 shares. During the year ended December 31, 2017, the Company acquired approximately $11.9 million of shares as a result of net share settlement relating to the vesting of equity awards, or approximately 823,000 shares.
On February 13th, Cowen's Board of Directors approved a $23.6 million increase in the Company's share repurchase program. With this increase, the total amount available for repurchase under the program to $25.0 million. Since the program was announced in 2011, Cowen repurchased approximately $137 million of shares, or 8.7 million shares, under the existing share repurchase program. In addition Cowen purchased over $46 million of shares, or 3.2 million shares, as a result of net share settlement relating to the vesting of equity awards.

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) the bargain purchase gain which resulted from the Convergex Group acquisition (v) certain costs associated with debt and (vi) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Economic Income (Non-GAAP) Financial Review

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Twelve Months Ended
	Dec. 31,			Sept. 30,		Dec. 31,
	2017	2016	%	2017	%	2017	2016	%

Revenue	$183.0	$128.1	43%	$182.6	—%	$666.2	$467.6	42%
Economic Income (Loss)	$(9.4)	$(12.9)	(27)%	$8.3	NM	$15.8	$(28.7)	NM

Economic Income (Loss) per share (diluted)	$(0.30)	$(0.48)	NM	$0.26	NM	$0.54	$(1.07)	NM

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Twelve Months Ended
	Dec. 31,		Sept. 30,	Dec. 31,
(Per share information)	2017	2016	2017	2017	2016

Economic Income (Loss) per share (diluted)	$(0.30)	$(0.48)	$0.26	$0.54	$(1.07)
Adjustments:
Preferred dividends	(0.05)	(0.06)	(0.05)	(0.23)	(0.25)
Taxes	(1.32)	0.47	(0.07)	(1.50)	0.71
Certain costs associated with debt	(0.48)	—	—	(0.50)	—
Restructuring	—	—	(0.01)	(0.30)	—
Bargain purchase gain	(0.03)	—	—	0.24	—
Transaction-related and other costs	(0.33)	(0.06)	(0.03)	(0.54)	(0.36)
GAAP earnings (loss) per share (diluted)	$(2.51)	$(0.13)	$0.09	$(2.29)	$(0.97)

Note: Amounts may not add due to rounding.

Full Year Commentary

Economic Income revenue was $666.2 million, compared to $467.6 million in 2016, a 42% increase.  The increase was primarily attributable to greater investment banking and brokerage activity and higher productivity in investment income.
Economic Income Revenue

	Twelve Months Ended
	Dec. 31,
(Dollar amounts in millions)	2017	2016	%

Investment banking	$223.6	133.3	68%
Brokerage	312.8	207.0	51%
Management fees	55.4	67.2	(18)%
Incentive income	26.0	26.3	(1)%
Investment income (loss)	45.1	4.0	NM
Other revenues	3.2	29.8	(89)%
Total Revenue	$666.2	$467.6	42%

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Total non-interest expense was $625.4 million compared to $471.4 million in the prior year period. Items included in non-interest expenses are discussed below.

•
Compensation and benefits expenses increased $87.5 million from the prior year to $388.0 million. The increase was due to higher revenue in 2017 which resulted in a higher compensation and benefits accrual and increased headcount from the Convergex acquisition. The compensation to revenue ratio was 58% for 2017 compared with 64% for 2016. The lower ratio was due to a shift in the Company's overall business mix as a result of the acquisition of Convergex in June 2017.

•	Fixed non-compensation expenses were $122.1 million compared to $101.0 million in 2016, a 21% increase. The increase was attributable to the acquisition of Convergex in June 2017.

•
Depreciation and amortization expense increased $0.5 million in the year to $11.6 million. The increase was primarily related to an increase in amortization of intangible assets related to recent acquisitions.

•
Variable non-compensation expenses were $105.8 million compared with $61.2 million in the prior year. The increase was primarily related to higher floor brokerage and trade execution costs related to the acquisition of Convergex in June 2017 which included a mix of higher variable cost businesses (as a percentage of revenue).

Interest expense increased $1.7 million to $18.9 million compared with $17.2 million in the prior year. Interest expense primarily related to debt issued in 2014 and 2017.

Fourth Quarter Commentary

Total Economic Income revenue was $183.0 million compared to $128.1 million in the fourth quarter of 2016.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking and brokerage activity.

Economic Income Revenue

	Three Months Ended
	Dec. 31,			Sept. 30,
(Dollar amounts in millions)	2017	2016	%	2017	%

Investment banking	$65.5	$35.1	87%	$57.4	14%
Brokerage	103.5	53.6	93%	90.0	15%
Management fees	13.3	17.3	(23)%	13.8	(4)%
Incentive income	7.4	7.1	4%	4.6	61%
Investment income (loss)	(6.6)	4.6	NM	15.9	NM
Other revenues	(0.1)	10.3	NM	0.9	NM
Total Revenue	$183.0	$128.1	43%	$182.6	—%

Note: Amounts may not add due to rounding. NM indicates not meaningful.

Non-interest expense was $185.1 million compared to $135.5 million in the prior year period. Items included in non-interest expenses are discussed below.

•
Compensation and benefits expense was $111.1 million compared to $90.2 million in the fourth quarter 2016. The increase was due to higher revenue during the 2017 period as compared to 2016 which resulted in a higher compensation and benefits accrual and increased headcount from the Convergex acquisition. The compensation to revenue ratio was 61% compared to 70% for the prior year period. The lower compensation to Economic Income revenue ratio is due to a shift in the Company's overall business mix as a result of the acquisition of Convergex in June 2017.

•	Fixed non-compensation expenses increased 33% year over year to $35.5 million from $26.8 million. The increase was attributable to the acquisition of Convergex in June 2017.

•
Depreciation and amortization expense was $3.2 million compared to $2.6 million in the prior year period. The increase was primarily related to an increase in amortization of intangible assets related to recent acquisitions.

•
Variable non-compensation expenses were $35.5 million compared to $16.4 million in the fourth quarter 2016. The increase was primarily related to higher floor brokerage and trade execution costs related to the acquisition of Convergex in June 2017 which included a mix of higher variable cost businesses (as a percentage of revenue).

Interest expense increased $1.2 million to $5.4 million compared to the year ago period. Interest expense primarily related to debt issued in 2014 and 2017.

Investment Management Segment

Assets Under Management

As of January 1, 2018, the Company had assets under management of $11.0 billion. The $0.5 billion increase from January 1, 2017 was primarily due to subscriptions in private funds and real estate.

Full Year Commentary

Management fees were $52.2 million compared to $64.1 million in the prior year. The decrease was primarily related to the sale of our interest in the alternative solutions business during the third quarter of 2016 and a decrease in management fees from our real estate business.

Incentive income decreased slightly to $26.0 million from $26.3 million in 2016. This decrease was related to a decrease in performance fees from our multi-strategy business offset partially by an increase in performance from one of our other businesses.

Investment income for the segment was $31.4 million compared to $3.0 million for the prior year. The increase was primarily attributed to greater in performance of the Company's own invested capital.

Other revenues were $1.6 million compared to $29.2 million in the prior year. The decrease primarily related to the sale of our interest in the alternative solutions business and the principal owners of Starboard Value exercising their right to acquire a portion of the Company’s ownership interest in the activist business, both of which occurred in the prior year.

Fourth Quarter Commentary

Management fees were $12.5 million compared to $16.5 million in the fourth quarter 2016. The decrease was due to a decrease in management fees from our real estate business.

Incentive income was $7.4 million compared to $7.1 million in the prior year period. This increase was primarily related to an increase in performance fees from one of our funds.

Investment loss for the segment was $3.0 million, compared to income of $3.5 million in the fourth quarter 2016. The decrease was primarily related to a decrease in performance of the Company's own invested capital.

Other revenues were a give back of $0.5 million compared to $9.8 million in the prior year period. The decrease was primarily related to the principal owners of Starboard Value exercising their right to acquire a portion of the Company’s ownership interest in the activist business in the year ago period.

Broker-Dealer Segment

Full Year Commentary

Brokerage revenue was $312.8 million, an increase of $105.7 million compared to $207.0 million in 2016. The increase was primarily attributable to the acquisition of Convergex in June 2017.

Investment banking revenue increased $90.3 million to $223.6 million compared to $133.3 million in the prior year. The increase was primarily due to higher equity underwriting and advisory activity. For the year, the average underwriting fee per transaction increased 34%.

Investment Banking Revenue Summary

	Twelve Months Ended
	Dec. 31,
(Dollar amounts in millions)	2017	2016
Equity Underwriting	$180.8	$99.6
Debt Underwriting	1.0	6.9
Advisory	41.8	26.8
Total	$223.6	$133.3

Investment Banking Transaction Count

	Twelve Months Ended
	Dec. 31,
	2017	2016
Equity Underwriting	103	76
Of which bookrun:	66	42
Debt Underwriting	2	7
Advisory	16	15
Total	121	98

Investment income for the segment was $13.7 million compared to the prior year of $1.0 million.

Fourth Quarter Commentary

Brokerage revenue increased $49.9 million to $103.5 million in the fourth quarter 2017 compared to $53.6 million in the fourth quarter 2016. This was primarily attributable to the acquisition of Convergex in June 2017 and strong performance in investment banking.

Investment banking revenue was $65.5 million, an 87% increase over the prior year period.  The increase was primarily due to higher equity underwriting and advisory activity. The average underwriting fee per transaction increased 55% from the prior year period.

Investment Banking Revenue Summary

	Three Months Ended
	Dec. 31,
(Dollar amounts in millions)	2017	2016
Equity Underwriting	$48.6	$26.4
Debt Underwriting	1.0	0.9
Advisory	15.9	7.8
Total	$65.5	$35.1

Investment Banking Transaction Count

	Three Months Ended
	Dec. 31,
	2017	2016
Equity Underwriting	25	21
Of which bookrun:	18	10
Debt Underwriting	2	2
Advisory	5	6
Total	32	29

Investment loss for the segment was $3.7 million versus investment income of $1.2 million in the fourth quarter 2016.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2017 fourth quarter results on Thursday, February 15, 2018, at 9:00 am ET.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 9269367.  A replay of the call will be available beginning at 12:00 pm ET February 15, 2018 through 12:00 pm ET February 22, 2017.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 9269367.

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s investment management segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Cowen Investment Management provides investment management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors, global clearing and commission management services and also a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide.  To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Source: Cowen Inc.

Cowen Inc.
GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2017	2016	2017	2016
Revenue
Investment banking	$65,532	$35,123	$223,614	$133,279
Brokerage	95,011	51,540	293,610	199,180
Management fees	7,658	8,661	33,245	40,612
Incentive income	(834)	5,511	5,383	8,334
Interest and dividends	22,116	3,068	49,440	14,732
Reimbursement from affiliates	229	2,236	2,860	10,504
Aircraft lease revenue	715	1,090	3,751	4,161
Reinsurance premiums	9,039	9,216	30,996	32,459
Other	2,414	4,415	8,561	22,355
Consolidated Funds revenues	2,570	1,408	7,321	5,949
Total revenue	204,450	122,268	658,781	471,565
Expenses
Employee compensation and benefits	122,021	92,729	404,087	310,038
Interest and dividends	22,753	7,442	60,949	29,308
Reinsurance claims, commissions and amortization of deferred acquisition costs	9,876	8,980	30,486	29,904
Operating, general, administrative and other expenses	71,650	40,348	227,709	156,091
Depreciation and amortization expense	3,466	3,059	13,078	12,713
Restructuring costs	—	—	8,763	—
Consolidated Funds expenses	3,103	2,636	12,526	9,064
Total expenses	232,869	155,194	757,598	547,118
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	13,078	14,258	76,179	23,381
Bargain purchase gain	(1,032)	—	6,914	—
Gain/(loss) on debt extinguishment	(16,039)	—	(16,039)	—
Consolidated Funds net (losses) gains	(14,535)	13,631	38,725	20,685
Total other income (loss)	(18,528)	27,889	105,779	44,066

Income (loss) before income taxes	(46,947)	(5,037)	6,962	(31,487)
Income tax expense/(benefit)	40,646	(12,539)	44,053	(19,092)
Net income (loss)	(87,593)	7,502	(37,091)	(12,395)
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(11,621)	9,406	23,791	6,882
Net income (loss) attributable to Cowen Inc.	(75,972)	(1,904)	(60,882)	(19,277)
Preferred stock dividends	1,698	1,698	6,792	6,792
Net income (loss) attributable to Cowen Inc. common stockholders	$(77,670)	$(3,602)	$(67,674)	$(26,069)

Earnings (loss) per share:
Basic	$(2.51)	$(0.13)	$(2.29)	$(0.97)
Diluted	$(2.51)	$(0.13)	$(2.29)	$(0.97)

Weighted average shares used in per share data:
Basic	30,934	26,973	29,492	26,857
Diluted	30,934	26,973	29,492	26,857

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) the bargain purchase gain which resulted from the Convergex Group acquisition (v) certain costs associated with debt and (vi) preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended December 31, 2017
(Dollar amounts in thousands)

	Three Months Ended December 31, 2017
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$65,532	$—		$—	$65,532
Brokerage	95,011	8,495	(f)	—	103,506
Management fees	7,658	4,813	(a)	820	13,291
Incentive income	(834)	10,166	(a)	(1,930)	7,402
Investment income	—	(6,623)	(b)(d)	—	(6,623)
Interest and dividends	22,116	(22,116)	(b)	—	—
Reimbursement from affiliates	229	(286)	(c)	57	—
Aircraft lease revenue	715	(715)	(d)	—	—
Reinsurance premiums	9,039	(9,039)	(e)	—	—
Other revenues	2,414	(2,497)	(e)	—	(83)
Consolidated Funds	2,570	—		(2,570)	—
Total revenue	$204,450	$(17,802)		$(3,623)	$183,025

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(f) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Three Months Ended December 31, 2016
(Dollar amounts in thousands)

	Three Months Ended December 31, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$35,123	$—		$—	$35,123
Brokerage	51,540	2,083	(f)	—	53,623
Management fees	8,661	8,223	(a)	426	17,310
Incentive income	5,511	1,444	(a)	145	7,100
Investment income	—	4,615	(b)(d)	—	4,615
Interest and dividends	3,068	(3,068)	(b)	—	—
Reimbursement from affiliates	2,236	(2,315)	(c)	79	—
Aircraft lease revenue	1,090	(1,090)	(d)	—	—
Reinsurance premiums	9,216	(9,216)	(e)	—	—
Other revenues	4,415	5,902	(e)	—	10,317
Consolidated Funds	1,408	—		(1,408)	—
Total revenue	$122,268	$6,578		$(758)	$128,088

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(f) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Twelve Months Ended December 31, 2017
(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2017
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$223,614	$—		$—	$223,614
Brokerage	293,610	19,170	(f)	—	312,780
Management fees	33,245	19,549	(a)	2,593	55,387
Incentive income	5,383	18,906	(a)	1,739	26,028
Investment income	—	45,142	(b)(d)	—	45,142
Interest and dividends	49,440	(49,440)	(b)	—	—
Reimbursement from affiliates	2,860	(3,157)	(c)	297	—
Aircraft lease revenue	3,751	(3,751)	(d)	—	—
Reinsurance premiums	30,996	(30,996)	(e)	—	—
Other revenues	8,561	(5,330)	(e)	—	3,231
Consolidated Funds	7,321	—		(7,321)	—
Total revenue	$658,781	$10,093		$(2,692)	$666,182

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(f) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.

Cowen Inc.
Unaudited Reconciliation of GAAP and Economic Revenue for the Twelve Months Ended December 31, 2016
(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$133,279	$—		$—	$133,279
Brokerage	199,180	7,860	(f)	—	207,040
Management fees	40,612	24,971	(a)	1,665	67,248
Incentive income	8,334	17,226	(a)	714	26,274
Investment income	—	4,023	(b)(d)	—	4,023
Interest and dividends	14,732	(14,732)	(b)	—	—
Reimbursement from affiliates	10,504	(10,807)	(c)	303	—
Aircraft lease revenue	4,161	(4,161)	(d)	—	—
Reinsurance premiums	32,459	(32,459)	(e)	—	—
Other revenues	22,355	7,412	(e)	—	29,767
Consolidated Funds	5,949	—		(5,949)	—
Total revenue	$471,565	$(667)		$(3,267)	$467,631

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(c) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(d) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(e) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(f) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.